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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



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                                   Form 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 3, 1998



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                             MORGAN PRODUCTS LTD.
              (Exact Name of Registrant as Specified in Charter)



              Delaware                                06-1095650
(State or Other Jurisdiction            (I.R.S. Employer Identification No.)
     of Incorporation)

                        Commission File Number 1-9843

               469 McLaws Circle, Williamsburg, Virginia 23185
             (Address of Principal Executive Offices) (Zip Code)



                                (757) 564-1700
             (Registrant's telephone number, including area code)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

      Pursuant to an Asset Purchase Agreement ( the "Sale Agreement") dated February 2, 1998, between JELD-WEN, inc. ("JELD-WEN") and Morgan Products Ltd. (The "Company"), the Company sold substantially all of the assets of its manufacturing division ("Morgan Manufacturing") to JELD-WEN. Morgan Manufacturing is a leading manufacturer of premium wood stile and rail interior and exterior doors and entrance systems. The Company plans to use the proceeds from the sale to reduce its long term debt by more than 50 percent.

      Under the terms of the Sale Agreement, the sale price was $38.475 million, representing the estimated book value at February 2, 1998 of the assets sold. The sales price will be adjusted upward or downward to the extent the estimated book value of the assets sold at February 2, 1998 differs from the actual book value of the assets as of the Effective Date (as defined in the Sale Agreement) of the sale. Final determination of such actual book value is expected to be made within approximately 50 days after the Effective Date of the sale. The Company received the sale price in cash on February 3, 1998, less $1.5 million that was transferred into an escrow account pending post closing adjustments. Also, in connection with the sale of Morgan Manufacturing, the Company and JELD-WEN executed an agreement for JELD-WEN to supply the Company with products.

      The Company entered into an Amended and Restated Loan and Security Agreement (the "New Loan Agreement") by and among the Company, the Lenders party thereto and Fleet Capital Corporation, as agent for the lenders (the "Agent") dated February 3, 1998 which required $36.0 million of the proceeds from the sale of Morgan Manufacturing to repay all obligations related to Acquisition Loans under the Company's previous loan agreement (the "Previous Loan Agreement") and the remainder to repay outstanding revolving credit loans. Capitalized terms used but not defined hereinafter shall have the meanings attributed to them in the New Loan Agreement.

      The New Loan Agreement provides for a maximum Revolving Credit Loan Commitment of $65.0 million. The New Loan Agreement also provides for an Acquisition Loan Commitment sub-line of $30.0 million to finance the Company's acquisitions. The principal amounts of loans under the New Loan Agreement are due on the Commitment Termination Date provided that the Company may prepay, without penalty or premiums, the outstanding principal balance of any such loans. Subject to certain provisions contained in the New Loan Agreement, the Acquisition Loans are convertible into Acquisition Term Loans which are amortized on the basis of sixty (60) equal monthly payments.

      The New Loan Agreement contains certain financial and operating covenants under which the Company must operate. The New Loan Agreement limits the Company's ability: (i) to merge or consolidate or acquire all or substantially all of the assets of another person except for Permitted Acquisitions, (ii) to make any loans or other advances of money except for, among other things, advances in the ordinary course of business, (iii) to create certain types of additional indebtedness, (iv) to enter into certain transactions with affiliates of the Company, (v) to create certain liens, (vi) to make certain impermissible payments on Permitted Subordinated Debt, (vii) to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture, (viii) to declare or make dividends or certain other distributions on the capital stock of the Company, (ix) to dispose of certain assets of the Company, (x) to create any subsidiary or divest itself of any material assets by transferring them to a subsidiary, (xi) to make or have a Restricted Investment,
(xii) to own, purchase or acquire any "margin security" as


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defined by the Federal Reserve Board, (xiii) to file or convert to the filing of any consolidated income tax return with any person other than a Subsidiary of the Company, (xiv) to engage in any currency, commodity or interest rate hedging or similar transactions, (xv) to, except in respect to certain consignment sales permitted by the terms of the New Loan Agreement, make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis, and (xvi) to become a lessee under any operating lease of property if the aggregate rentals payable during any annual period during the term of the New Loan Agreement would exceed $8,000,000.

      The New Loan Agreement also requires the Company to maintain certain ratios, including a Money Borrowed to EBITDA Ratio, an Interest Coverage Ratio and a Fixed Charge Coverage Ratio.

      The New Loan Agreement provides for matrix pricing whereby the interest rate on the loans is determined using either a prime rate or LIBOR rate plus Applicable Margin option, with the Applicable Margin determined by the ratio of the Company's Money Borrowed to EBITDA adjusted on a quarterly basis.

      The terms of the New Loan Agreement are generally more favorable to the Company than the terms of the Previous Credit Agreement. The New Loan Agreement is effective through February 1, 2001.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

      (a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information

      It is impracticable at this time to file any financial statements and pro forma financial information required to be filed pursuant to Item 7 of Form 8-K. Such financial statements and pro forma information that may be required will be filed as soon as practicable, but not later than 60 days from the date hereof.

      (c)   Exhibits

      Exhibit No.                   Description

            2. Asset Purchase Agreement dated as of February 2, 1998 by JELD-WEN, inc. and Morgan Products Ltd.

            99. Amended and Restated Loan and Security Agreement dated as of February 3, 1998 by and among Morgan Products Ltd., the lenders party thereto and Fleet Capital Corporation, as agent for the lenders.


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                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


                                          MORGAN PRODUCTS LTD.



                                          By:  /s/ Mitchell J. Lahr
                                                Mitchell J. Lahr
                                                Vice President and Chief
                                                Financial Officer




DATE:  February 10, 1998